Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	Contacts:
October 29, 2015	Michael E. Scheopner
President and Chief Executive Officer
Mark A. Herpich
Chief Financial Officer
(785) 565-2000

Landmark Bancorp, Inc. Announces Results for the Third Quarter of 2015

Declares Cash Dividend of $0.19 per Share and 5% Stock Dividend for Landmark Stockholders

(Manhattan, KS, October 29, 2015) – Landmark Bancorp, Inc. (Nasdaq: LARK), a bank holding company serving 23 communities across Kansas, reported net earnings of $2.5 million ($0.73 per diluted share) for the quarter ended September 30, 2015, compared to $2.2 million ($0.64 per diluted share) for the third quarter of 2014. For the nine months ended September 30, 2015, Landmark reported net earnings of $7.9 million ($2.30 per diluted share), compared to $6.0 million ($1.76 per diluted share) in the first nine months of 2014. Management will host a conference call to discuss these results at 10:00 a.m. (central time) on Friday, October 30, 2015. Investors may participate via telephone by dialing (877) 510-0473. A replay of the call will be available through November 30, 2015, by dialing (877) 344-7529 and using conference number 10074908.

Additionally, Landmark’s Board of Directors declared a cash dividend of $0.19 per share, to be paid November 25, 2015, to common stockholders of record on November 12, 2015. The Board of Directors also declared a 5% stock dividend issuable December 16, 2015, to common stockholders of record on December 2, 2015. This is the 15th consecutive year that the Board has declared a 5% stock dividend.

Michael E. Scheopner, President and Chief Executive Officer, commented: “We are pleased to report net earnings of $2.5 million for the third quarter of 2015, a 16.3% increase from the third quarter a year earlier. Our robust activity in mortgage banking was the main driver for a 16.1% increase in non-interest income for the third quarter of 2015 compared to the third quarter of 2014, while net interest income grew 2.6% between the two periods due mostly to an increase in interest-earning assets. Net earnings for the first nine months of 2015 increased to $7.9 million, up 33.1% from the same period of 2014. During the first nine months of 2015, return on average assets was 1.22% compared to 0.96% for the first nine months of 2014, and return on average equity was 14.14% for the nine months ended September 30, 2015 compared to 11.94% for the nine months ended September 30, 2014. We believe that Landmark’s risk management practices and capital strength continue to position us well for long-term growth as the economy expands and the interest rate environment begins to move back toward normal levels. Landmark’s commitment to community banking – meeting the financial needs of families and businesses with service that is both personal and high-tech – continues to build our presence across Kansas.”

Third Quarter Financial Highlights

Net interest income was $6.4 million for the quarter ended September 30, 2015, an increase of $164,000, or 2.6%, from the third quarter of 2014. The increase in net interest income was primarily the result of a 3.0% increase in our average interest-earning assets from $761.8 million in the third quarter of 2014 to $784.6 million in the third quarter of 2015. Net interest margin, on a tax equivalent basis, increased from 3.47% in the third quarter of 2014 to 3.48% in the third quarter of 2015. Landmark’s provision for loan losses declined from $150,000 in the third quarter of 2014 to $100,000 in the third quarter of 2015.

Total non-interest income was $4.5 million in the third quarter of 2015, an increase of $622,000, or 16.1%, compared to the same period of 2014, primarily as a result of a $487,000 increase in gains on sales of loans. Gains on sales of loans increased primarily as a result of increased volumes of one-to-four family residential real estate loans originated and sold during the third quarter of 2015 as compared to the same period of 2014. A net gain of $135,000 was recorded on sales of investment securities during the third quarter of 2015 as we sold a portion of our agency mortgage-backed investment securities portfolio to reduce exposure to rising interest rates.

Non-interest expense increased $315,000, or 4.5%, to $7.3 million for the third quarter of 2015 compared to the third quarter of 2014. The increase in non-interest expense was primarily the result of increases of $278,000 in compensation and benefits, $83,000 in other non-interest expense and $58,000 in advertising between the two quarters. The higher compensation and benefits expense and other non-interest expense primarily reflected expenses associated with the expanded mortgage banking activity, while the increase in advertising expense was due to deposit-related promotions and rewards. During the third quarter of 2015, we recorded income tax expense of $966,000, compared to $800,000 during the same period of 2014. Our effective tax rate increased from 26.9% in the third quarter of 2014 to 27.6% in the third quarter of 2015 as a result of higher earnings before income taxes.

Year-to-Date Financial Highlights

Net interest income was $19.3 million for the first nine months of 2015, an increase of $1.0 million, or 5.5%, from the same period of 2014. The increase in net interest income was primarily the result of a 5.2% increase in our average interest-earning assets from $747.1 million in the first nine months of 2014 to $785.7 million in the first nine months of 2015. Net interest margin, on a tax equivalent basis, increased from 3.48% in the first nine months of 2014 to 3.50% in the same period of 2015. During the first nine months of 2015, we recorded a negative provision for loan losses of $700,000 compared to a provision for loan losses of $600,000 in the same period of 2014, primarily as a result of the recovery of $1.7 million in the first quarter of 2015 on a previously charged-off construction loan.

Total non-interest income was $12.9 million in the first nine months of 2015, an increase of $1.6 million, or 14.6%, compared to the same period of 2014. The increase in non-interest income was primarily the result of an increase of $1.7 million in gains on sales of loans. Partially offsetting the increased gains on sales of loans was a $119,000 loss on sales of investment securities during the first nine months of 2015 due primarily to the sale of a portion of our agency mortgage-backed investment securities portfolio to reduce exposure to rising interest rates. During the first nine months of 2014, we recognized $39,000 in gains on sales of investment securities after selling approximately $1.1 million of municipal bonds that were identified for sale as part of the ongoing credit review of the portfolio.

Non-interest expense increased $965,000, or 4.6%, to $21.9 million for the first nine months of 2015 compared to the first nine months of 2014. The increase in non-interest expense was primarily the result of increases of $866,000 in compensation and benefits and $320,000 in other non-interest expense. The higher compensation and benefits expense in the first nine months of 2015 primarily reflected expenses associated with the expanded mortgage banking activity, while the increase in other non-interest expense reflected a $163,000 impairment of the residual real estate collateral associated with an affordable housing investment and expenses associated with the additional mortgage banking activity. During the first nine months of 2015, we recorded income tax expense of $3.2 million, compared to $2.2 million during the same period of 2014. Our effective tax rate increased from 26.7% in the first nine months of 2014 to 28.7% in the same period of 2015 as a result of higher earnings before income taxes.

Balance Sheet Highlights

Total assets increased $3.4 million, or 0.4%, to $866.9 million at September 30, 2015, from $863.5 million at December 31, 2014. Net loans increased $607,000, or 0.2%, to $416.8 million at September 30, 2015, compared to $416.2 million at December 31, 2014. Investment securities increased $4.0 million, or 1.1%, to $356.9 million at September 30, 2015, from $352.9 million at December 31, 2014. Deposits decreased $17.0 million, or 2.4%, to $687.5 million at September 30, 2015, from $704.5 million at December 31, 2014. The decline in deposits was primarily related to seasonal factors. Stockholders’ equity increased to $79.1 million (book value of $23.67 per share) at September 30, 2015, from $71.6 million (book value of $21.49 per share) at December 31, 2014. The ratio of equity to total assets increased to 9.12% at September 30, 2015, from 8.30% at December 31, 2014, and our ratio of tangible equity to tangible assets increased to 6.76% from 5.91% as of the same dates.

At September 30, 2015, the allowance for loan losses was $5.9 million, or 1.40% of gross loans outstanding, compared to $5.3 million, or 1.26% of gross loans outstanding, at December 31, 2014. Non-performing loans decreased to $4.0 million, or 0.94% of gross loans, at September 30, 2015, from $6.0 million, or 1.44% of gross loans, at December 31, 2014. We experienced a $2.3 million increase in our classified loan totals to $20.3 million at September 30, 2015, in comparison to our classified loan totals at December 31, 2014, which contributed to the increase in our allowance for loan losses at September 30, 2015. We recorded net loan recoveries of $1.3 million during the first nine months of 2015 compared to net loan charge-offs of $918,000 during the first nine months of 2014. The net loan recoveries during 2015 were primarily associated with the recovery of $1.7 million on a $4.3 million construction loan, which had been fully charged-off during 2010 and 2011. As of September 30, 2015, the Company has recovered approximately $2.4 million of the loan and continues to pursue collection of the remaining amount.

About Landmark

Landmark Bancorp, Inc., the holding company for Landmark National Bank, is listed on the NASDAQ Global Market under the symbol “LARK.” Headquartered in Manhattan, Kansas, Landmark National Bank is a community banking organization dedicated to providing quality financial and banking services. Landmark National Bank has 29 locations in 23 communities across Kansas: Manhattan (2), Auburn, Dodge City (2), Fort Scott (2), Garden City, Great Bend (2), Hoisington, Iola, Junction City, Kincaid, LaCrosse, Lawrence (2), Lenexa, Louisburg, Mound City, Osage City, Osawatomie, Overland Park, Paola, Pittsburg, Topeka (2), Wamego and Wellsville, Kansas. Visit www.banklandmark.com for more information.

Special Note Concerning Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of Landmark Bancorp, Inc (the “Company”). Forward-looking statements, which may be based upon beliefs, expectations and assumptions of our management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this press release, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events. A number of factors, many of which are beyond our ability to control or predict, could cause actual results to differ materially from those in our forward-looking statements. These factors include, among others, the following: (i) the strength of the local and national economy; (ii) changes in state and federal laws, regulations and governmental policies concerning our general business; (iii) changes in interest rates and prepayment rates of our assets; (iv) increased competition in the financial services sector and the inability to attract new customers; (v) timely development and acceptance of new products and services; (vi)  changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) integration of acquired businesses; (x) unexpected outcomes of existing or new litigation; (xi) changes in accounting policies and practices; (xii) the economic impact of armed conflict or terrorist acts involving the United States; (xiii) the ability to manage credit risk, forecast loan losses and maintain an adequate allowance for loan losses; (xiv) declines in the value of our investment portfolio; (xv) the ability to raise additional capital; (xvi) cyber-attacks; and (xvii) declines in real estate values. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. Additional information concerning Landmark Bancorp, Inc. and its business, including additional factors that could materially affect the Company’s financial results, is included in our filings with the Securities and Exchange Commission.

Financial Highlights

(Dollars in thousands, except per share data)

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited):
	September 30,	December 31,
	2015	2014
ASSETS:
Cash and cash equivalents	$12,674	$12,760
Investment securities	356,912	352,938
Loans, net	416,797	416,190
Loans held for sale	9,025	10,671
Premises and equipment, net	21,076	20,954
Bank owned life insurance	18,026	17,650
Goodwill	17,532	17,532
Other intangible assets, net	4,387	4,370
Other assets	10,486	10,405
TOTAL ASSETS	$866,915	$863,470

LIABILITIES AND STOCKHOLDERS' EQUITY:
Deposits	$687,535	$704,555
Federal Home Loan Bank and other borrowings	84,242	76,547
Other liabilities	16,057	10,723
Total liabilities	787,834	791,825
Stockholders' equity	79,081	71,645
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$866,915	$863,470

LOANS (unaudited):

One-to-four family residential real estate	$133,282	$127,555
Construction and land	14,313	21,950
Commercial real estate	116,147	118,411
Commercial	63,411	59,971
Agriculture	67,874	64,316
Municipal	7,863	8,982
Consumer	20,006	20,044
Net deferred loan costs and loans in process	(163)	281
Allowance for loan losses	(5,936)	(5,320)
Loans, net	$416,797	$416,190

NON-PERFORMING ASSETS (unaudited):

Non-accrual loans	$3,708	$6,046
Accruing loans over 90 days past due	251	-
Non-performing investment securities	-	-
Real estate owned	101	255
Total non-performing assets	$4,060	$6,301

RATIOS (unaudited):

Loans 30-89 days delinquent and still accruing to gross loans outstanding	0.23%	0.26%
Total non-performing loans to gross loans outstanding	0.94%	1.44%
Total non-performing assets to total assets	0.47%	0.73%
Allowance for loan losses to gross loans outstanding	1.40%	1.26%
Allowance for loan losses to total non-performing loans	149.94%	87.99%
Equity to total assets	9.12%	8.30%
Tangible equity to tangible assets (1)	6.76%	5.91%
Book value per share (2)	$23.67	$21.49

(1) Tangible equity to tangible assets is a non-GAAP financial ratio calculated as stockholders' equity reduced by goodwill and other intangible assets, net divided by total assets reduced by goodwill and other intangible assets, net.

(2) Per share value at December 31, 2014 has been adjusted to give effect to the 5% stock dividend paid during December 2014.

Financial Highlights (continued)

(Dollars in thousands, except per share data)

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (unaudited):

	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014
Interest income:
Loans	$5,257	$5,355	$15,956	$15,824
Investment securities and other	1,943	1,705	5,700	4,914
Total interest income	7,200	7,060	21,656	20,738

Interest expense:
Deposits	265	305	815	945
Borrowed funds	508	492	1,496	1,454
Total interest expense	773	797	2,311	2,399

Net interest income	6,427	6,263	19,345	18,339
Provision for loan losses	100	150	(700)	600
Net interest income after provision for loan losses	6,327	6,113	20,045	17,739

Non-interest income:
Fees and service charges	1,922	1,929	5,417	5,521
Gains on sales of loans, net	2,013	1,526	6,207	4,488
Bank owned life insurance	131	128	376	383
Gains (losses) on sales of investment securities, net	135	-	(119)	39
Other	275	271	1,040	845
Total non-interest income	4,476	3,854	12,921	11,276

Non-interest expense:
Compensation and benefits	3,885	3,607	11,451	10,585
Occupancy and equipment	1,073	1,120	3,203	3,327
Professional fees	233	228	726	843
Amortization of intangibles	340	339	1,021	974
Data processing	352	356	1,041	1,069
Advertising	184	126	433	346
Federal deposit insurance premiums	97	126	321	391
Foreclosure and real estate owned expense	10	40	55	71
Other	1,134	1,051	3,611	3,291
Total non-interest expense	7,308	6,993	21,862	20,897

Earnings before income taxes	3,495	2,974	11,104	8,118
Income tax expense	966	800	3,182	2,168
Net earnings	$2,529	$2,174	$7,922	$5,950

Net earnings per share (1)
Basic	$0.76	$0.65	$2.37	$1.79
Diluted	0.73	0.64	2.30	1.76

Shares outstanding at end of period (1)	3,341,184	3,333,539	3,341,184	3,333,539

Weighted average common shares outstanding - basic (1)	3,339,467	3,333,539	3,337,607	3,324,628
Weighted average common shares outstanding - diluted (1)	3,449,369	3,392,659	3,439,287	3,372,202

OTHER DATA (unaudited):

Return on average assets (2)	1.15%	1.02%	1.22%	0.96%
Return on average equity (2)	13.12%	12.47%	14.14%	11.94%
Return on average tangible equity (2) (3)	18.41%	18.30%	19.99%	17.85%
Net interest margin (2) (4)	3.48%	3.47%	3.50%	3.48%

(1) Share and per share values at or for the periods ended September 30, 2014 have been adjusted to give effect to the 5% stock dividend paid during December 2014.

(2) Information for the three and nine months ended September 30 is annualized.

(3) Return on average tangible equity is a non-GAAP financial ratio calculated as net earnings divided by average stockholders' equity reduced by average goodwill and average other intangible assets, net.

(4) Net interest margin is presented on a fully tax equivalent basis, using a 34% federal tax rate.